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                                                                  Exhibit (d)(9)

[Please note that the following is an English translation of a document written in Spanish which is also attached as an exhibit to the Schedule TO. Although Purchaser believes the following English translation to be an accurate translation of the original document written in Spanish, the following English translation is qualified in its entirety by reference to the original document written in Spanish.]

        JOINT GUARANTEE BOND POSTED BY PRIMOR ALIMENTOS, C.A. (FORMERLY
             ALPROVENCA, ALIMENTOS Y PRODUCTOS VENEZOLANOS, C.A.)

I, Lorenzo Mendoza Gimenez, born in Venezuela, domiciled in Caracas and holder of the Identity Card No 6.818.047, in my capacity of Director of PRIMOR ALIMENTOS, C.A. (formerly ALPROVENCA, Alimentos y Productos Venezolanos, C.A.), a corporation incorporated and domiciled in the City of Caracas and registered at the Fifth Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda on September 23, 1998 under No. 42, Volume 251 A-th. (the "Guarantor" or "Primor Alimentos"), sufficiently empowered hereto as by resolution of the Board of Directors of Primor Alimentos of January 16, 2001, hereby represent as follows:

ONE: Primor Inversiones, C.A., a corporation incorporated and domiciled in the City of Caracas and registered at the Fifth Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda on January 9, 2001 under No. 81, Volume 479 A-th. ("Primor Inversiones" or the "Purchaser") shall commence (i) a public tender offer for the shares of MAVESA S.A. ("Mavesa" or "Selling Corporation"), a corporation incorporated and domiciled in the City of Caracas and initially registered at the Commercial Registry under the Court of Original Jurisdiction in Commercial Matters of the Capital District on May 19, 1949 under No. 552, Volume 2-B and whose last statutory modification was registered at the First Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda on August 28, 2000, (the "Venezuela Offer"), and (ii) a United States tender offer for American Depositary Shares representing shares of Mavesa ("ADSs") in accordance with the U.S. Securities laws and regulations (the "U.S. Offer") and, together with the Venezuela Offer (the "Offers").

TWO: Pursuant to this document, the Guarantor and the Purchaser will be jointly liable for up to five hundred and nine million six hundred and sixty-eight thousand five hundred and sixty-nine US dollars (US$509,668,569), in order to guarantee to all of the shareholders and ADS holders of Mavesa who validly tendered into the Venezuela Offer and the U.S. Offer, respectively, as security for the payment of the selling price of the shares according to the Venezuela Offer and that of the ADSs, according to the U.S. Offer, respectively, under the terms and conditions set forth in the Venezuela Offer Report and in the U.S. Offer Report, respectively. Solely for the purpose of complying with provisions of Section 95 of the Venezuela Central Bank Act, five hundred and nine million six hundred and sixty-eight thousand five hundred and sixty-nine US dollars (US$509,668,569) are equivalent to ___________ Bolivares Bs.________, at the exchange rate of Bs._____ per US$.

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THREE: The Guarantor expressly waives the excussion rights and rights of partition provided in the Venezuela Civil Code.

FOUR: For the purposes hereof, any notice sent to the Guarantor shall be deemed duly given when submitted in writing at the following addresses: Cuarta Transversal de los Cortijos de Lourdes, Centro Empresarial Polar, Piso 1, Los Cortijos de Lourdes, Caracas, to the attention of Guillermo Bolinaga, General Counsel.

FIVE: This Guarantee Bond is governed by the laws of the Bolivarian Republic of Venezuela. Any dispute, claim, controversy and/or differences arising herefrom shall be decided by final arbitration, in the City of Caracas, conducted in Spanish, in accordance with the Regulations of the Arbitration Center of the Commercial Chamber of Caracas in force on the execution date hereof (the "Regulations") by three arbitrators appointed according to the Regulations. The arbitration award shall be final and, except for the Recurso de Nulidad provided for in Article 43 of the Commercial Arbitration Act, no additional remedy shall be admitted against the award. By virtue of this arbitration agreement, the parties hereof waive the right to claim before any judge. Therefore, the submission to the arbitration procedure provided for herein shall be exclusive of any ordinary jurisdiction. Moreover, the parties hereof waive their rights to file a claim with any foreign court or arbitrators other than the ones provided herein.

SIX: Once three (3) months have elapsed from the occurrence of an event from which a claim secured by this Guarantee Bond may arise without beginning any arbitration procedure having been commenced, all rights and claims against the Guarantee Bond hereof shall expire.

Signed at Caracas, on the certification date.

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